Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
Martin Jarosick
Vice President, Investor Relations
847-405-2045
mjarosick@cfindustries.com

Terra Nitrogen Company, L.P. Reports First Quarter
2017 Results

DEERFIELD, IL (May 3, 2017)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $42.2 million on net sales of $119.0 million for the quarter ended March 31, 2017. This compares to net earnings of $37.7 million on net sales of $108.0 million for the 2016 first quarter. Net earnings allocable to common units was $38.8 million ($2.10 per common unit) and $26.7 million ($1.44 per common unit) for the 2017 and 2016 first quarters, respectively. Results for the first quarter of 2017 included an unrealized net mark-to-market loss on natural gas derivatives of $7.9 million compared to a loss of $2.3 million in the first quarter of 2016. The derivative portfolio at March 31, 2017 includes natural gas derivatives that hedge a portion of natural gas purchases through 2018.

Analysis of Results

Net sales for the first quarter of 2017 totaled $119.0 million, compared to $108.0 million for the first quarter of 2016, as significantly higher sales volumes of ammonia and urea ammonium nitrate (UAN) were partially offset by lower average selling prices for both products.

Sales volumes for ammonia and UAN increased 40 percent and 47 percent, respectively, due to increased supply availability of both products. Production was higher as the entire complex ran well in the first quarter of 2017 compared to the first quarter of 2016 when one of the ammonia plants experienced an unplanned outage that resulted in lower volumes of ammonia and UAN available for sale. Additionally, the first quarter of 2017 saw favorable weather drive strong early season ammonia and UAN demand in the Southern Plains and lower Midwest.

Ammonia and UAN average selling prices declined in the first quarter of 2017 compared to the first quarter of 2016 due to greater global nitrogen supply availability.

Comparing the first quarter of 2017 to the first quarter of 2016, TNCLP’s:

•	Ammonia sales volume increased by 40 percent and UAN sales volume increased by 47 percent;

•	Ammonia average selling prices decreased by 23 percent and UAN average selling prices decreased by 24 percent; and

•	Realized natural gas cost per MMBtu increased by 5 percent.

Cash Distribution
Cash distributions depend on TNCLP’s earnings as well as cash requirements for working capital needs and capital and other expenditures. For the first three months of 2017, capital expenditures were $11.3 million as compared to $13.8 million in 2016. The decrease was primarily due to costs incurred in the first quarter of 2016 related to an unplanned outage of one of the facility's ammonia plants that did not recur in the first quarter of 2017.

For the full year 2017, TNCLP expects to make capital expenditures in the range of $25 million to $35 million. TNCLP previously announced that it expected to make capital expenditures for the full year 2017 in the range of $75 million to $85 million, with approximately $40 million of the projected capital expenditures related to a plant turnaround scheduled to start in the third quarter of 2017. Subsequent to that announcement, TNCLP postponed the turnaround due to a delay in receiving certain equipment. TNCLP anticipates the plant turnaround will occur in 2018 and expects it to cost approximately $40 million. The calculation of Available Cash included a reserve of approximately one-half of that amount.

TNCLP reported on May 3, 2017, the declaration of a cash distribution for the quarter ended March 31, 2017, of $0.97 per common unit payable May 31, 2017 to holders of record as of May 15, 2017. This compares to a cash distribution of $1.51 per common unit for the quarter ended March 31, 2016.

Cash distributions per common unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of TNCLP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, TNCLP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets, is a subsidiary of TNCLP. Terra Nitrogen GP Inc., an indirect, wholly owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and TNLP and exercises full control over all of TNCLP’s and TNLP's business affairs.

Forward-Looking Statements
All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•	Risks related to TNCLP's reliance on one production facility;

•	The cyclical nature of TNCLP's business and the agricultural sector;

•	The global commodity nature of TNCLP's fertilizer products, the impact of global supply and demand on TNCLP's selling prices, and the intense global competition from other fertilizer producers;

•	Conditions in the U.S. agricultural industry;

•	The volatility of natural gas prices in North America;

•	Difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery;

•	Reliance on third party providers of transportation services and equipment;

•	The significant risks and hazards involved in producing and handling TNCLP's products against which it may not be fully insured;

•	Risks associated with cyber security;

•	Weather conditions;

•	Potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements;

•	Future regulatory restrictions and requirements related to greenhouse gas emissions;

•	The seasonality of the fertilizer business;

•	Risks involving derivatives and the effectiveness of TNCLP's risk measurement and hedging activities;

•	Limited access to capital;

•	Acts of terrorism and regulations to combat terrorism;

•	Risks related to TNCLP's dependence on and relationships with CF Industries;

•	Deterioration of global market and economic conditions;

•	Risks related to TNCLP's partnership structure and control of TNCLP's General Partner by CF Industries;

•
Changes in TNCLP's available cash for distribution to its unitholders, due to, among other things, changes in its earnings, the amount of cash generated by its operations and the amount of cash reserves established by its General Partner for operating, capital and other requirements;

•	The conflicts of interest that may be faced by the executive officers of TNCLP's General Partner, who operate both TNCLP and CF Industries; and

•	Tax risks to TNCLP's common unitholders and changes in TNCLP's treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ website. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ website, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2017	December 31, 2016
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$41.2	$39.5
Due from affiliates of the General Partner	21.7	4.0
Accounts receivable	0.4	0.6
Inventories	5.0	8.6
Other current assets	1.9	7.9
Total current assets	70.2	60.6
Property, plant and equipment—net	298.4	301.3
Other assets	9.8	11.4
Total assets	$378.4	$373.3
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued expenses	$19.0	$27.8
Due to affiliates of the General Partner	3.4	4.1
Other current liabilities	0.5	—
Total current liabilities	22.9	31.9
Other liabilities	3.1	2.6
Partners' capital:
Limited partners' interests, 18,501,576 common units authorized, issued and outstanding	302.9	286.7
Limited partners' interests, 184,072 Class B common units authorized, issued and outstanding	1.9	1.8
General partner's interest	47.6	50.3
Total partners' capital	352.4	338.8
Total liabilities and partners' capital	$378.4	$373.3

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2017	2016
	(in millions, except per unit amounts)
Net sales:
Product sales to affiliates of the General Partner	$118.9	$107.9
Other income from an affiliate of the General Partner	0.1	0.1
Total	119.0	108.0
Cost of goods sold:
Materials, supplies and services	65.4	57.7
Services provided by affiliates of the General Partner	7.0	7.2
Gross margin	46.6	43.1
Selling, general and administrative services provided by affiliates of the General Partner	3.9	3.9
Other general and administrative expenses	0.5	1.5
Net earnings	$42.2	$37.7
Allocation of net earnings:
General Partner	$3.0	$10.6
Class B common units	0.4	0.4
Common units	38.8	26.7
Net earnings	$42.2	$37.7
Net earnings per common unit	$2.10	$1.44

TERRA NITROGEN COMPANY, L.P.
SUMMARIZED OPERATING INFORMATION
(unaudited)

	Three months ended March 31,
	2017	2016
Sales volume (tons in thousands)
Ammonia	127	91
UAN(1)	532	362

Average selling prices (dollars per ton)
Ammonia	$286	$373
UAN(1)	$154	$203

Cost of natural gas (dollars per MMBtu):
Purchased natural gas costs(2)	$3.06	$1.99
Realized derivatives (gain) loss(3)	(0.03)	0.89
Cost of natural gas	$3.03	$2.88

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(1) The nitrogen content of UAN is 32% by weight.
(2) Represents the cost of natural gas purchased during the period for use in production.
(3) Represents realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.